Exhibit 99.1

         UNITED SECURITY BANCSHARES - 19.02% ROE FOR 1ST QUARTER OF 2007

    FRESNO, Calif., April 16 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq: UBFO) reported today the results of operation for the 1st quarter 2007.

    Woods said, "During the 1st quarter of 2007, we collected interest on a loan previously on nonaccrual status and expensed merger related costs. In the 1st quarter of 2006, we recorded a gain on the sale of an investment. Subtracting those amounts from both years, core earnings grew by 12.2%. I am very pleased with the growth in core earnings in a year predicted by many to be a difficult one. The merger with Legacy Bank, N.A. closed 41 days prior to quarter-end and is expected to contribute to core earnings going forward. On another note, the subject of subprime loans has dominated the headlines in recent weeks. While it is apparent short-sellers are affecting the stock prices of most banking companies, including ours, the Company is not involved in sub-prime mortgage lending activities and the loan portfolio contains no sub prime mortgage loans at March 31, 2007. We expect the phenomenon will fade over time with strong earnings reports in future quarters."

    During the 1st quarter 2007, the Company collected interest on a loan previously on nonacccrual status in the amount of $1,137,000 ($693,000 after tax) and expensed merger related costs of $191,000 ($119,000 after tax). During the same period 2006, the Company realized a gain from the sale an investment of $1,877,000 ($1,164,000 after tax).

    Net income was $3,603,000 for 2007, as compared with $3,864,000 in 2006. Without the additional items referenced above, net income would have been $3,030,000 for 2007 and $2,700,000 for 2006, an increase of 12.2%.

    Reported basic and diluted earnings per share for the 1st quarter 2007 was $0.30 compared with $0.34 for 2006.

    For the three months just ended, return on average equity was 19.02% and the return on average assets was 2.05%. For the same period in 2006, ROAE was 25.75% and ROAA was 2.47%. These key ratios are indicative of the Companys' strong performance and ability to build shareholder value. Without the items referenced above, return on average equity would have been 16.4% and the return on average assets 1.77% for 2007. For the same period in 2006, ROAE would have been 17.5% and ROAA 1.71%.

    The 74th consecutive quarterly cash dividend of $0.125 per share, up from $0.11 for a 13.6% increase from a year ago, was declared on March 27, 2007, to be paid on April 18, 2007, to shareholders of record on April 6, 2007.

    Shareholders' equity ended the quarter at $87,848,000, an increase of $26,181,000. The merger with Legacy Bank, N.A. added $21,537,000 over March 31, 2006. Dividends of $5.2 million were paid out of shareholders' equity to shareholders during the past 12 months and $4,869,000 was utilized to purchase and retire shares of Company stock at an average price of $21.64.

    Net interest income for the 1st quarter 2007 was $14.236 million, up $3.7 million from 2006 for an increase of 34.9%. The net interest margin increased from 5.66% in 2006 to 6.20% in 2007. The increase in the net interest margin in 2007 is attributable to the interest income collected on a previously nonaccrual loan. Without the interest income collected during the 1st quarter of 2007, net interest income would have been $13.099 million, up $2.5 million from 2006 for an increase of 24.2%. Without the interest income for 2007, the net interest margin decreased from 5.66% in 2006 to 5.48% in 2007. The decrease is primarily attributable to the increased cost of funds.

    Noninterest income for the 1st quarter of 2007 was $1,581,000, down from $3,207,000 in 2006 for a decrease of $1,624,000 or 50.7%. Without the gain on the investment in 2006, noninterest income for the 1st quarter of 2007 at $1,581,000 was up from $1,330,000 in 2006 for an increase of $250,000 or 18.8%.

    Operating expenses for the three months ended March 31 were $5,200,000 for 2007 and $4,548,000 for 2006, an increase of $652,000 or 14.3%. Without the merger costs, 2007 operating expenses would have been $5,009,000 for an increase of $461,000 over 2006 or 10.1%.

    The provision for loan loss was $202 thousand for the 1st quarter of 2007 and $240 thousand for 2006. In determining the adequacy of the allowance for loan loss, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and is considered adequate for the current period.

    Non-performing assets increased to 2.11% of total assets on March 31, 2007 from 2.02% at March 31, 2006

    United Security Bancshares is a $760+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

    FORWARD-LOOKING STATEMENTS

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

    For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and particularly the section of Management's Discussion and Analysis.

United Security Bancshares

Consolidated Balance Sheets

(unaudited)
(Dollars in thousands)

                                                   March 31         March 31
                                                     2007             2006
                                                --------------   --------------
Cash & noninterest-bearing deposits in
 other banks                                    $       24,680   $       26,241
Interest-bearing deposits in other banks                 7,953            7,713
Federal funds sold                                       7,277           25,690
Investment securities AFS                               98,026           93,815
Loans, net of unearned fees                            566,922          441,284
 Less: allowance for loan losses                        (9,702)          (7,958)

Loans, net                                             557,220          433,326
Premises and equipment, net                             16,205           11,222
Intangible assets                                       13,958            3,417
Other assets                                            38,276           38,520

TOTAL ASSETS                                    $      763,593   $      639,945

Deposits:
 Noninterest-bearing demand & NOW               $      196,732   $      199,160
 Savings                                                58,033           36,065
 Time                                                  385,572          311,966

Total deposits                                         640,337          547,191

Borrowed funds                                          10,000            7,000
Other liabilities                                        9,945            8,623
Junior subordinated debentures                          15,464           15,464

TOTAL LIABILITIES                               $      675,745   $      578,278

Shareholders' equity:
 Common shares outstanding:
  12,220,121 at March. 31, 2007
  11,375,034 at March. 31, 2006                 $       39,850   $       22,251
Retained earnings                                       48,951           41,295
Fair Value Adjustment - Hedge                              (77)            (295)
Accumulated other comprehensive income                    (875)          (1,583)

Total shareholders' equity                      $       87,848   $       61,667
TOTAL LIABILITIES &
 SHAREHOLDERS' EQUITY                           $      763,593   $      639,945

United Security Bancshares

Consolidated Statements of Income

(dollars in 000's, except per share amounts)
(unaudited)

                                                      Three Months      Three Months
                                                         Ended             Ended
                                                       March 2007        March 2006
                                                     --------------    --------------
Interest income                                      $       14,236    $       10,551
Interest expense                                              4,503             2,739
Net interest income                                           9,733             7,813
Provision for loan losses                                       202               240
Other income                                                  1,581             3,207
Other expenses                                                5,200             4,548

Income before income tax provision                            5,912             6,232
Provision for income taxes                                    2,309             2,368

NET INCOME                                           $        3,603    $        3,864

United Security Bancshares

Selected Financial Data

(dollars in 000's except per share amounts)

                                                      Three Months      Three Months
                                                         Ended             Ended
                                                       03/31/2007        03/31/2006
                                                     --------------    --------------
Basic Earnings Per Share                             $         0.30    $         0.34
Diluted Earning Per Share                            $         0.30    $         0.34

Annualized Return on:
Average Assets                                                 2.04%             2.47%
Average Equity                                                19.02%            25.75%
Net Interest Margin                                            6.20%             5.66%

Net Charge-offs to Average Loans                               0.02%             0.01%

                                                         03/31/2007        03/31/2006
                                                     --------------    --------------
Book Value Per Share                                 $         7.19    $         5.42
Tangible Book Value Per Share                        $         6.05    $         5.12
Efficiency Ratio                                              45.96%            41.27%
Non Performing Assets to Total Assets                          2.11%             2.02%
Allowance for Loan Losses
 to Total Loans                                                1.71%             1.80%
Shares Outstanding - period end                          12,220,121        11,375,034
Basic Shares - average weighted                          11,947,319        11,369,729
Diluted Shares - average weighted                        12,006,111        11,489,832

SOURCE  United Security Bank
    -0-                             04/16/2007
    /CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928/
    /Web site:  http://www.unitedsecuritybank.com /